UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 2, 2014

Date of Report (Date of earliest event reported)

MONOTYPE IMAGING HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33612	20-3289482
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Unicorn Park Drive

Woburn, Massachusetts 01801

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (781) 970-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 2, 2014, Monotype Imaging Holdings Inc. (the “Company”) entered into an Assignment and Fifth Amendment to Lease (the “Lease Amendment”) by and among the Company, ND/CR Unicorn LLC (the “Landlord”) and Monotype Imaging Inc. (the “Original Tenant”), which amends the Office Lease, dated as of January 5, 2005, by and between Acquiport Unicorn, Inc., predecessor-in-interest to the Landlord, and the Original Tenant, as such lease has been amended from time to time (as so amended, the “Original Lease” and together with the Lease Amendment, the “Lease”). Under the Lease Amendment, the Company will relocate from its approximately 38,380 square foot premises at 500 Unicorn Park, Woburn, Massachusetts to an approximately 42,250 square foot premises at 600 Unicorn Park, Woburn Massachusetts (the “New Office”), which relocation will be completed upon the earlier of January 1, 2015 or the time that the Company occupies the New Office. The Lease Amendment also extends the term of the Lease such that it expires on or about January 1, 2023. Under the terms of the Lease, the base rent, subject to certain adjustments, for all of the leased space covered by the Lease will be approximately $99,463 per month, plus certain operating expenses and taxes, and shall increase on a tri-annual basis and otherwise as provided in the Lease.

The foregoing description of the terms of the Lease, including the Lease Amendment, does not purport to be complete and is qualified in its entirety by reference to the full text of the Original Lease, including all prior amendments thereto, which have been previously filed by the Company, and the Lease Amendment, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

*    *    *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

MONOTYPE IMAGING HOLDINGS INC.

May 7, 2014	By:	/s/ Douglas J. Shaw
Douglas J. Shaw President and Chief Executive Officer